Exhibit 5.1

August 30, 2010

Weyerhaeuser Company

Federal Way, WA 98003

Ladies and Gentlemen:

I am Vice President, Corporate Secretary and Assistant General Counsel of Weyerhaeuser Company, a Washington corporation (the “Company”) and have acted as counsel for the Company in connection with the Prospectus Supplement dated July 13, 2010 (“Prospectus Supplement”) filed with the Securities and Exchange Commission (“SEC”) pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Act”), relating to the registration under the Securities Act of 1933 of up to $5.04 billion worth of the Company’s common shares (“Common Shares”) and the issuance of the Common Shares in connection with the distribution of the special dividend described in the Prospectus Supplement. In such capacity, I have reviewed the Registration Statement on Form S-3 (Registration No. 333-159748) filed with the Securities and Exchange Commission (“SEC”) on June 4, 2009 (the “Registration Statement”), the related prospectus dated June 4, 2009 and the Prospectus Supplement (collectively, the “Prospectus”).

To render my opinions expressed below, (a) I examined and relied on the originals, or copies certified or otherwise identified to my satisfaction, of such agreements, documents and records of the Company, including but not limited to the resolutions adopted by the Company’s board of directors on July 11, 2010 regarding the declaration of a special dividend pursuant to which the Common Shares will be issued (the “Dividend Resolutions”), and such other instruments and certificates of public officials, officers and representatives of the Company and others as I have deemed necessary or appropriate for the purposes of such opinions, (b) I relied as to factual matters upon, and have assumed the accuracy of, statements made in certificates of public officials, officers and representatives of the Company delivered to me, and (c) I made such investigations of law as I have deemed necessary or appropriate as a basis for such opinions. In rendering my opinions expressed below, I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures on documents that I examined, the conformity to authentic originals of documents submitted to me as copies, the legal capacity of all natural persons executing documents, and that all parties (other than the Company) to documents that I examined had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments and that such agreements or instruments are the valid, binding and enforceable obligations of such parties.

Based upon and subject to the foregoing and the other assumptions, qualifications and limitations set forth herein I am of the opinion that the Common Shares have been duly authorized by the Company and, when issued as part of the Company’s payment of its special dividend in accordance with the terms of the Dividend Resolutions, will be validly issued, fully paid and non-assessable.

This opinion is limited to the laws of the State of Washington as currently in effect.

I consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to me under the heading “Legal Matters” in the Prospectus Supplement. In giving my consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations thereunder.

Very truly yours,

/s/ Claire S. Grace
Claire S. Grace
Vice President, Corporate Secretary and Assistant General Counsel